FORM 4

[  ] Check box if no                       ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
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                                            hours per response .............0.5
                                           ------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                Amendment No. 1

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person

     Polan                          Lawrence                        S.
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     (Last)                          (First)                     (Middle)

                         c/o Petrocelli Industries Inc.
                             2209 Queens Plaza North
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                                    (Street)

     Long Island                      NY                          11101
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    NESCO Industries, Inc. (NESK)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
     07/2002                           |           03/2002
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                     [  X  ]  10% Owner

        [  X  ]  Officer                      [     ]  Other (specify below)
                 (Vice Pres. and CFO)
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 7. Individual or Joint/Group Reporting (Check applicable line)

     X  Form Filed by One Reporting Person
    ---
        Form Filed by More than One Reporting Person
    ---
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                         |
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                                  |                           |                         |      Amount    |   (A) or|     Price
                                  |                           |                         |                |   (D)   |
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Common Stock Par Value $.001      |     11/30/01              |      P                  |    466,666     |    A    |   $24,561.33
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Common Stock Par Value $.001      |      7/29/02 (FN1)        |      S                  |     65,000     |    D    |   $16,250.00
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                                  |                           |                         |                |         |
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                                  |                           |                         |                |         |
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                                  |                           |                         |                |         |
===================================================================================================================================

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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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Common Stock Par Value $.001      |      1,516,666 (FN2)      |          I              |         (FN3)
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Common Stock Par Value $.001      |      1,451,666 (FN4)      |          I              |         (FN2)
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                                  |                           |                         |
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                                  |                           |                         |
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                                  |                           |                         |
=================================================================================================================================

(FN1) In July 2002, LPS Consultants, Inc. sold 65,000 shares of the issuer's common stock. LPS Consultants, Inc. now owns 501,666 shares of record. Mr. Polan is an affiliate of LPS Consultants, Inc.

(FN2) Includes 50,000 shares reserved for issuance upon the exercise of an option granted under the issuer's 1999 Incentive Stock Option Plan, 566,666 shares owned of record by LPS Consultants Inc. and 900,000 shares reserved for issuance upon the exercise of a warrant granted in March 2002.

(FN3) Owned by LPS Consultants, Inc.

(FN4) Includes all securities identified in Footnote 2 less 65,000 shares sold by LPS Consultants, Inc. in July 2002.


                                                                          (over)
                                                                 SEC 2270 (7-96)

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code        |    Securities Acquired
                                 |     Derivative Security   |                         |    (Instr. 8)  |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
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                                                                                                        |     (A)     |    (D)
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Option to Purchase               |       $1.50               |     --                  |    3           |      --     |    --
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Warrant to Purchase              |       $ .55               |     --                  |    3           |      --     |    --
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                                 |                           |                         |                |             |
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                                 |                           |                         |                |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Option to Purchase               |  Present      | 6/13/2004    | Common Stock   |    50,000           |      --
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Warrant to Purchase              |  Present      | 3/13/2007    | Common Stock   |   900,000           |      --
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number Derivative         | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Option to Purchase               |     50,000                   |        D                             |       --
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Warrant to Purchase              |    900,000                   |        D                             |       --
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

      /s/  Lawrence S. Polan                                  April 12, 2002
------------------------------------                       -------------------
           Lawrence S. Polan                                      Date


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